Exhibit 3.1
HEALTHCARE TRUST OF AMERICA, INC.

ARTICLES SUPPLEMENTARY

July 14, 2017
Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board”) has resolved to prohibit the Company from electing to be subject to the provisions of Section 3-803 of Title 3, Subtitle 8 of the MGCL, unless a proposal to repeal such resolution is approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.
SECOND: The action to prohibit the Company from becoming subject to Section 3-803 of Title 3, Subtitle 8 of the MGCL without stockholder approval referenced above has been approved by the Board in the manner and by the vote required by law.
THIRD: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary as of the date first written above.
HEALTHCARE TRUST OF AMERICA, INC.
By: /s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer
ATTEST:
HEALTHCARE TRUST OF AMERICA, INC.
By: /s/ Robert A Milligan
Name: Robert A. Milligan
Title: Chief Financial Officer, Treasurer
and Secretary

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